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                                                                    EXHIBIT 99.1

[AMPERSAND MEDICAL LOGO]





MEDIA CONTACT:    Gail Cowan or Shawn Malayter
                  Corporate Technology Communications
                  312.832.9300 x212 or x227
INVESTOR CONTACT: Kristin Anderson
                  Corporate Technology Communications
                  312.832.9300 x256

                                                           FOR IMMEDIATE RELEASE

            AMPERSAND MEDICAL CORPORATION SIGNS DEFINITIVE AGREEMENT
                      TO ACQUIRE ACCUMED INTERNATIONAL INC.
     Agreement garners new revenue opportunities and accelerates Ampersand's development


CHICAGO (FEBRUARY 7, 2001) - Ampersand Medical Corporation (OTC BB: AMPM) today announced that the company has signed a definitive agreement to acquire AccuMed International, Inc. The terms of the agreement have been approved by the directors of both companies. The transaction is subject to final approval by the shareholders of AccuMed. Ampersand expects to close the transaction during the second quarter of 2001.

         "We've been working together to determine the best possible structure for the transaction and are extremely pleased with the outcome. The integration of our technologies will prove to be a critical accelerator in the development of Ampersand's business and will have a dramatic and immediate impact on our revenue generation," said Peter Gombrich, chairman and chief executive officer of Ampersand Medical.

         AccuMed's preferred and common stockholders will exchange all of their outstanding shares for a combination of Ampersand's new Series A Convertible Preferred Stock and Common Stock. A total of 4 million newly issued and registered common shares would be issued to AccuMed's stockholders assuming conversion of all shares of Series A Preferred Stock. AccuMed currently holds 200,000 shares of Ampersand common stock, which will be returned to the company treasury.

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      Ampersand's return on investment will be further enhanced by the elimination of cash royalties totaling a minimum of $5 million due under the Patent and Technology License between the companies relating to AccuMed's point-of-care technology. The revenue implications for Ampersand include the integration of AccuMed's instrument and research and development contract with Ventana Medical Systems. Ampersand expects to use the contract as a base to explore additional opportunities with Ventana. In addition, AccuMed has signed an agreement with Dianon Systems which will also contribute to Ampersand's 2001 revenue. The company anticipates additional revenue opportunities that will prove to be value-enhancing based on the combination of AccuMed technology licenses and Ampersand's product development process and team.

         "The combination of AccuMed's patent and technology portfolios with Ampersand's cancer-screening platform creates a larger and stronger base from which Ampersand can develop and grow," said Gombrich. "The integration of Ampersand products, such as the Samba Telemedicine System and Image Analysis system, into existing AccuMed development contracts should offer opportunities to enhance service to the customer as well as increase our revenues and profitability. Conversely, the integration of AccuMed products with our clinical trials and studies reduces project costs and offers the opportunity to increase revenue, enhance core technology and rapidly access new markets."

         Ampersand Medical Corporation develops cost-effective, laboratory-based and point-of-care screening systems to assist in the early detection of cervical, gastrointestinal and other cancers. The InPath(TM) System is being developed to provide medical practitioners with a highly accurate, low-cost, cervical cancer-screening system, which can be used in a laboratory, or at the point-of-care. Other products include AIM 2000, an automated system facilitating the analysis of medical samples and SAMBA(TM) Virtual Laboratory software used for medical-image processing, database and multimedia case management, telepathology and teleradiology.
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         AccuMed International is an advanced diagnostics- and information-
solutions company that designs, builds and supplies cytology and histology products to improve the quality of cell-based specimen analysis. The company's product lines, including AcCell computer-aided microscopes and AcCell-Savant, encompass electronic-imaging systems and image-analysis software. AccuMed has most recently focused on the customization of these products for specific applications.

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      Certain statements throughout this release are forward-looking. These statements are based on the Company's current expectations and involve many risks and uncertainties, such as the possibility that clinical trials will notsubstantiate the Company's expectations with respect to the InPath(R)
      System, and other factors set forth in reports and documents filed by Ampersand Medical Corporation with the Securities and Exchange Commission.
  Ampersand Medical Corporation undertakes no obligation to publicly update or revise any forward-looking statements contained herein.
 .